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                                                                    EXHIBIT 99.1

          ORAVAX, INC. COMPLETES MERGER WITH PEPTIDE THERAPEUTICS GROUP
                                      PLC

                - ORAVAX SHAREHOLDERS TO RECEIVE PEPTIDE SHARES -


CAMBRIDGE, MA, MAY 11, 1999 - OraVax, Inc., (OTC: BB ORVX) a Cambridge, Massachusetts biopharmaceutical company, announced today that the holders of its outstanding common stock voted to approve its acquisition by Cambridge, England based Peptide Therapeutics Group plc (LSE: PTE) at a special meeting held on May 10, 1999. The acquisition is effective today.

The total consideration for the acquisition is $20.0 million, with approximately $3.0 million in cash paid by Peptide to acquire the Convertible Preferred Stock and certain other securities of OraVax, and $17.0 million of Peptide ordinary shares distributed to OraVax common shareholders. Under the terms of the acquisition agreement, 10,141,617 ordinary shares of Peptide will be issued to OraVax shareholders, or 0.50913 shares of Peptide stock for each common share of OraVax. The shares will be traded on the London Stock Exchange. The number of shares was determined by reference to a Peptide share price of 103.65p - the average closing price over the ten trading days ending on the third trading day prior to completion. This was converted to US dollars by reference to the average exchange rate for each of those days, $1.6179 per (pound)1.00.

The merger creates a larger biopharmaceutical company involved in the development of novel drugs, vaccines and antibody products that control significant human diseases with a total of ten products in development, eight of which are currently in clinical trials, and two scheduled to go into clinical trials during the next twelve months. The enlarged company also has multiple corporate partnerships including those with Pasteur Merieux Connaught, SmithKline Beecham, Pfizer, Eli Lilly, Novartis and Medeva. This new business combination results in a broader portfolio of product programs and greater market presence, as well as the potential for expanded corporate partnerships.

The completion of the acquisition has also triggered the expansion of a strategic alliance with Pasteur Merieux Connaught relating to the ChimeriVax(TM) vaccine technology. The existing alliance to develop vaccines against Dengue fever has been expanded to include vaccines against Japanese encephalitis, Tick-borne encephalitis and Hepatitis C. Under the alliance, Pasteur Merieux Connaught will fund the costs of research and development, make milestone payments and pay royalties on sales. Peptide could receive up to a total of $60 million in milestone payments under these agreements.

As part of this new alliance, Pasteur Merieux Connaught has now subscribed for $3 million in new Peptide shares. Accordingly, 2,359,603 new ordinary shares have been issued to Pasteur Merieux Connaught. The number of shares subscribed was determined using Peptide's rights issue price of 78p and $1.630 per (pound)1, the closing foreign exchange rate at 4:00 pm on Monday, May 10, 1999, the last business day prior to the date of completion of the subscription. Pasteur Merieux Connaught has agreed (subject to certain exceptions) not to dispose of any of the subscription shares for three years.

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In connection with these transactions, Peptide has made application for
12,501,220 new ordinary shares of Peptide to be admitted to the Official List of the London Stock Exchange. Dealings in the new ordinary shares will commence today, Tuesday, May 11, 1999. Following these transactions, Peptide now has 78,346,240 ordinary shares in issue.

Dr. John Brown, Chief Executive of Peptide, said "Having worked closely with the team at OraVax over the past few months, I am very confident that the enlarged group will become a major player in the rapidly expanding vaccine market. OraVax brings complementary technology, a broad product pipeline and gives us a strong foothold in the United States, the world's largest pharmaceutical market."

"We are truly excited about the synergies between our companies exemplified by our ongoing collaboration on H. PYLORI vaccines, and our mutual commitment to the development of high-value therapeutic and vaccine products. I look forward to working with the team at Peptide, and the enhanced potential to advance our combined product portfolio," said Dr. Lance Gordon, President and Chief Executive Officer of OraVax, Inc.

OraVax was advised by Hambrecht & Quist and Peptide was advised by BT Alex Brown International in connection with this transaction.

OraVax is a Cambridge, Massachusetts biopharmaceutical company, engaged in the discovery, development and commercialization of therapeutic and preventative vaccines and antibody products that control human infectious diseases. The Company's pipeline includes vaccines and antibody products against HELICOBACTER PYLORI (H. PYLORI), CLOSTRIDIUM DIFFICILE and the ChimeriVax(TM) family of single-dose, live-attenuated viral vaccines which includEs vaccines against Japanese encephalitis, dengue, tick borne encephalitis and hepatitis C. Assuming regulatory approval, OraVax will be the exclusive marketer and distributor in the United States of Medeva Pharma's yellow fever vaccine Arilvax(R).

Peptide is a biopharmaceutical company based in Cambridge, England involved in the research and development of novel drugs and vaccines using innovative proprietary technologies. These products are developed through royalty-bearing alliances with leading pharmaceutical companies who address the advanced development, manufacture and marketing of these products.

This news release contains forward looking statements that involve risks and uncertainties, including the timing and results of clinical trials and other product development and commercialization risks, the risks of satisfying the regulatory approval process in a timely manner, the need for and availability of additional capital, and other risks detailed in the Company's filings with the Securities and Exchange Commission.